Exhibit 99.1

Press Release

Basin Water, Inc. Reports First Quarter 2007 Results; Quarterly Revenues at $1.6 Million, Net Loss of $2.2 Million. Announces Stock Repurchase Program

RANCHO CUCAMONGA, Calif., May 14, 2007 — Basin Water, Inc. (Nasdaq:BWTR) today reported financial results for the quarter ended March 31, 2007.

For the first quarter of 2007, revenues of $1.6 million decreased $2.1 million when compared to revenues of $3.7 million in the first quarter of 2006, a 57% decrease. System sales revenues were $0.9 million for the first quarter of 2007, compared to $3.1 million in the same period in 2006. As previously announced, Basin Water is transitioning our internal business processes and building the organization for growth and profitability. The decrease in revenue this quarter was due to both the timing of the financing of several projects being delayed into the second quarter of 2007 as well as the inward focus of the organization on establishing the proper business processes. Operating contract revenues for the first quarter of 2007 were $0.7 million, an increase of $0.1 million over the first quarter of 2006.

Gross profit decreased by $1.4 million during the first quarter of 2007 to a $0.3 million gross loss compared to a $1.1 million gross profit during the first quarter of 2006. The decrease was primarily due to the timing of the financing on projects delayed into the second quarter of 2007 and the resulting level of field service labor and engineering overhead costs incurred in the first quarter with lower offsetting revenues. Additionally, the loss included a $0.3 million reserve for costs associated with the final completion of a multi-year project.

During the first quarter of 2007, selling, general and administrative (SG&A) expense increased to $2.3 million compared to $1.1 million in the first quarter of 2006. The increase in SG&A expense was primarily attributable to an increase of $0.5 million in public company expense, accounting fees and directors fees, an increase of $0.4 million in personnel related costs associated with Basin Water’s growth, and an increase of $0.2 million in stock-based compensation expense in 2007, among other expenses.

We reported interest income of $0.7 million in the first quarter of 2007 compared to $0.1 million of interest income in the first quarter of 2006.

For the first quarter of 2007 we reported a net loss of $2.2 million compared to a net loss of $0.4 million in the first quarter of 2006.

As of March 31, 2007, we had a cash balance of $51.2 million and other current assets of $13.4 million for total current assets of $64.6 million and current liabilities of $6.8 million, reflecting a strong balance sheet.

Transition Success

The President and Chief Operating Officer of Basin Water, Mike Stark, commented, “Though this may have been a difficult quarter, we have actually remained true to the plan we unveiled along with our fourth quarter results. The Company has made tremendous progress on transitioning from a start-up company to a strong revenue growth company with predictable profitability. As previously discussed, the timing of third party financing on several projects has pushed planned revenues into the second quarter. However, we have also been successful in transitioning the organization internally. We have remained inwardly focused to improve the profitability of existing systems and build the business processes and disciplines needed.”

“In our young life, Basin Water has proven its ability to sell its business model; the treatment technology works; and we know the market is immense and growing. The dilemma we faced at this juncture was the option of continuing to operate as the startup entity we were – focused on sales and not focusing on the profitability of each project and not developing the organization for a national reach—or choosing to revamp the sales force, design and implement our business systems and disciplines and prepare and restart in a manageable and predictable way. We have chosen the latter course, and expect the transition efforts to be completed in the second quarter. We also expect our organization to begin providing healthy growth in revenues in the second half of this year, and we expect to be profitable in the third and fourth quarter.”

Acquisition Efforts

Mr. Stark continued, “We have also been looking at building our company by pursuing initiatives designed to improve both our revenue growth and our profitability. We believe the appropriate acquisitions will provide us either faster geographic development or complimentary treatment technologies. Some, as the previously announced agreement for control of the assets of the West Riverside Canal Company in Southern California, will allow us to leverage our technology and provide long-term sources of water to clients and municipalities.”

Stock Repurchase Program

Our Chief Executive Officer, Peter Jensen, stated, “We believe that with our technology, our quality clients and our business model, Basin Water has an extremely bright future. As a demonstration of that confidence, and as a result of our strong balance sheet, our Board of Directors has authorized us to implement a stock repurchase program. We have been authorized to purchase up to $10.0 million of our stock from time to time in the open market. We plan to make these repurchases using our working capital and will be made in compliance with all applicable legal requirements.

“Our transition efforts are showing marked successes, our organization is demonstrating its ability to focus on disciplined, aggressive and creative methods for growing the company. We have all the tools in place now, and believe the second half of 2007 will demonstrate to our stockholders that the organization can leverage those tools and build this company into a profitable company with predictable revenue growth, taking advantage of a huge market.”

Conference Call

The company will provide more detail regarding its second quarter results in a conference call and web cast to be held today, May 14, 2007 at 4:30 p.m. Eastern time (1:30 p.m. Pacific). The conference call can be accessed on the company’s website at www.basinwater.com. For those unable to participate in the live web cast, a replay will be available shortly after the call on the company’s website.

Basin Water, Inc. is a provider of reliable, long-term sources of water for many communities, which includes designing, building and implementing systems for the treatment of contaminated groundwater. Basin Water employs treatment technologies including its own proprietary, scalable ion-exchange wellhead treatment system which reduces groundwater contamination levels in an efficient, flexible and cost effective manner. Additional information may be found on the company’s web site: www.basinwater.com.

FINANCIAL HIGHLIGHTS—BASIN WATER, INC.

Condensed Statement of Operations

(unaudited and in thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2006
Revenues	$1,607	$3,703
Cost of revenues	1,894	2,556

Gross profit (loss)	(287)	1,147
Research and development expense	161	70
Selling, general and administrative expense	2,337	1,129

Loss from operations	(2,785)	(52)
Other income (expense)	628	(319)

Loss before taxes	(2,157)	(371)
Income tax benefit	—	—

Net loss	$(2,157)	$(371)

Net loss per share:
Basic	$(0.11)	$(0.04)
Diluted	$(0.11)	$(0.04)

FINANCIAL HIGHLIGHTS—BASIN WATER, INC.

Condensed Balance Sheets

(in thousands)

	March 31,	December 31,
	2007	2006
	(Unaudited)
ASSETS:
Cash and cash equivalents	$51,218	$54,567
Other current assets	13,418	12,887

Total current assets	64,636	67,454

Property, plant and equipment, net	12,981	12,227
Other assets	10,128	10,371

TOTAL ASSETS	$87,745	$90,052

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable	$1,029	$1,562
Other current liabilities	5,768	5,928

Total current liabilities	6,797	7,490

Long-term liabilities	2,922	2,825
Stockholders’ equity	78,026	79,737

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$87,745	$90,052

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company’s ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the company’s limited operating history, significant operating losses associated with certain of the company’s contracts, the company’s ability to improve its business processes, the company’s ability to consummate any acquisitions of water resource projects and convert non-potable water into drinking water supplies, the company’s ability to identify and consummate acquisition opportunities that improve the company’s revenues and profitability, significant fluctuations in its revenues from period to period, its ability to effectively manage its growth, the success of the company’s strategic partners, its long sales cycles, market acceptance of its technology, the geographic concentration of its operations and customers, its ability to meet customer demands and compete technologically, the company’s ability to protect its intellectual property, regulatory approvals of the company’s systems, changes in governmental regulation that may affect the water industry, particularly with respect to environmental laws, the company’s ability to attract and retain qualified personnel and management members and the company’s ability to manage its capital to meet future liquidity needs and the timing of the company’s stock repurchases, if any. More detailed information about these risks and uncertainties are contained in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10Q for the quarter ended March 31, 2007. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

SOURCE: Basin Water, Inc.

Basin Water, Inc. Tom Tekulve, 909-481-6800

Chief Financial Officer

www.basinwater.com